UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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PORTAL SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2003 Annual Meeting
Proxy Statement
2003 Annual Report on Form 10-K

PORTAL SOFTWARE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JANUARY 28, 2004

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Portal Software, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, January 28, 2004 at 10:00 a.m. at The Hilton Garden Inn Cupertino, 10741 North Wolfe Road, Cupertino, CA 95014, for the following purposes:

1.	To elect one Class I director to serve a three-year term expiring upon the 2006 Annual Meeting of Stockholders or until his respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 30, 2004;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on December 18, 2003 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage prepaid envelope provided for that purpose. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be signed and returned to assure that all your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. Any stockholder attending the meeting may vote in person even if he or she returned a Proxy in which case your Proxy will be revoked automatically.

By Order of the Board of Directors

Mitchell L. Gaynor
Vice President, General Counsel,
and Secretary

Cupertino, California
December 24, 2003

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IN THE ENCLOSED ENVELOPE.

PORTAL SOFTWARE, INC.

PROXY STATEMENT

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Portal Software, Inc. (the “Company” or “Portal”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, January 28, 2004 at 10:00 a.m. at The Hilton Garden Inn Cupertino, 10741 North Wolfe Road, Cupertino, CA 95014, or any adjournment or adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Company’s principal executive offices are located at 10200 South De Anza Boulevard, Cupertino, California 95014, and its telephone number at that location is (408) 572-2000.

These Proxy materials were mailed to stockholders on or about December 24, 2003.

Record Date; Outstanding Shares

Only stockholders of record at the close of business on December 18, 2003 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. The outstanding voting securities of the Company on the Record Date consisted of 41,902,243 shares of Common Stock. No shares of Preferred Stock are outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company. The closing market price of the Company’s Common Stock on Nasdaq on December 18, 2003 was $6.37 per share.

Voting and Revocability of Proxies

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the director proposed by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR approval of Proposal 2 described in this Proxy Statement. The enclosed Proxy is revocable at any time before its use by delivery to the Company of a written notice of revocation or a duly executed Proxy bearing a later date. If a person who has executed and returned a Proxy is present at the meeting and wishes to vote in person, he or she may elect to do so; and any such vote in person will automatically revoke the power of the proxy holders to vote his or her Proxy.

Voting and Solicitation

Each share of Common Stock issued and outstanding as of the Record Date shall have one vote on each of the matters presented herein. Stockholders do not have the right to cumulate votes in the election of directors. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “For”, “Against” or “Withheld From” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter. Abstentions and broker non-votes (shares held of record by stock brokerage firms but not voted due to the failure of the beneficial owners of those shares to provide voting instructions) also will be counted by the Company as present at the meeting for purposes of determining the presence of a quorum. Abstentions will be counted by the Company in determining the total number of Votes Cast with respect to a proposal (other than the election of directors) and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be counted in determining the number of Votes Cast with respect to a proposal and, therefore, will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

The cost of soliciting Proxies will be borne by the Company. Proxies may be solicited by certain of the Company’s directors, officers and employees, without additional compensation, in person or by telephone, electronic mail or facsimile. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock of Portal based upon 41,847,323 shares of our common stock outstanding as of December 1, 2003 as to (a) each current director and nominee for director; (b) each executive officer named in the Summary Compensation Table which appears later in this Proxy Statement; (c) all current directors and executive officers as a group; and (d) each person known to us to beneficially own at that time more than 5% of the outstanding shares of Portal’s common stock. Unless otherwise specified, the address of each beneficial owner is 10200 South De Anza Boulevard, Cupertino, California 95014. All share numbers have been adjusted to reflect a 1-for-5 reverse stock split that was effected on September 26, 2003.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Approximate Percent of Class Owned
John E. Little (2)	7,111,569	16.5%
David S. Labuda (3)	2,224,560	5.3%
Howard A. Bain III (4)	124,827	*
George J. Goldsmith(5)	3,333	*
J. David Martin (6)	24,333	*
Richard A. Moran(7)	3,333	*
Arthur C. Patterson (8)	907,903	2.2%
Jennifer Taylor (9)	5,000	*
Michael A. Vescuso (10)	5,089	*
Robert P. Wayman (11)	21,799	*
Glenn R. Wienkoop (12)	86,664	*
Edward J. Zander (13)	98,890	*
All current executive officers and directors as a group (15 persons) (14)	10,767,992	23.6%

*	Less than one percent.

(1)	The table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated, each of the stockholders named in the table has sole voting and investment power with respect to all securities shown as beneficially owned, subject to community property laws where applicable and to the information contained in the footnotes to the table. All share numbers have been adjusted to reflect a 1-for-5 reverse stock split that was effected on September 26, 2003.

(2)	Includes 6,610,305 shares held in trust by Mr. Little, 328,767 shares held by his wife and 172,497 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003. Mr. Little disclaims beneficial ownership of the 328,767 shares held by his wife

(3)	Includes 156,738 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003. Includes 1,603,548 shares held in trust by Mr. Labuda as trustee of the David S. Labuda Separate Property Trust U/D/T dated December 30, 1998. Also includes 231,348 shares held in trust by Mr. Labuda and Cindy A. Labuda, Mr. Labuda’s wife, as trustees of the Labuda Community Trust U/D/T dated December 30, 1998. Also includes 75,154 shares of common stock held by Cindy A. Labuda, trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated December 30, 1998 and 56,000 shares held in the name of the Kira Anne Labuda Trust dated 12/31/97. Also includes 25,443 shares held in the name of the Paige Elyse Labuda Trust U/T/A dated 12/28/00. Also includes 25,443 shares held in the name of the Chad Austin Labuda Trust U/T/A dated 12/28/00. Also includes 25,443 shares held in the name of the Evan Pierce Labuda Trust U/T/A dated 12/28/00. Also includes 25,443 shares held in the name of the Trevor Lee Labuda Trust U/T/A dated 12/28/00. Mr. Labuda disclaims beneficial ownership of all of these latter 232,926 shares.

(4)	Includes 114,585 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(5)	Includes 3,333 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(6)	Includes 4,333 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(7)	Includes 3,333 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(8)	Includes 69,245 shares held by Accel Internet/Strategic Technology Fund L.P., 30,770 shares held by Accel Investors ’96 L.P., 10,249 shares held by Accel Keiretsu V L.P., 516,742 shares held by Accel V L.P., 137 shares held by Accel Investors ’99(C) L.P., 103,542 shares held by ACP Family Partnership L.P. and 42,026 shares held by Ellmore C. Patterson Partners. Mr. Patterson is a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C., (the general partner of Accel Internet/Strategic Technology Fund L.P.), Accel Keiretsu V Associates L.L.C. (the general partner of Accel Keiretsu V L.P.), and Accel V Associates L.L.C. (the general partner of Accel V L.P.). Mr. Patterson is the General Partner of Accel Investors ’96 L.P., Accel Investors ’99(C) L.P., ACP Family Partnership L.P. and Ellmore C. Patterson Partners and is also a director of Portal. However, Mr. Patterson disclaims beneficial ownership of all these shares, except to the extent of his pecuniary interest therein. Also includes 125,612 shares held directly by Mr. Patterson. Also includes 7,200 shares subject to options that are currently exercisable by Mr. Patterson or will become exercisable within 60 days after December 1, 2003. Also includes 2,380 shares held in the name of Mr. Patterson’s minor children. Mr. Patterson disclaims beneficial ownership of these latter 2,380 shares except to the extent of his pecuniary interest therein.

(9)	Includes 5,000 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(10)	Includes 3,336 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(11)	Includes 21,799 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(12)	Includes 84,564 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(13)	Includes 7,200 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

(14)	Includes 730,355 shares subject to options that are currently exercisable or will become exercisable within 60 days after December 1, 2003.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission (the “SEC”). Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, we believe that, for the reporting period from February 1, 2002 to January 31, 2003, all required Section 16(a) filings were made on a timely basis.

PROPOSAL 1
ELECTION OF DIRECTORS

Directors

We currently have eight directors divided among three classes as follows: Class I — Arthur C. Patterson and Robert P. Wayman; Class II — Edward J. Zander, George J. Goldsmith and Richard A. Moran; and Class III — John E. Little, Jennifer Taylor and J. David Martin. In March 2003, the Board of Directors increased the authorized number of directors of the Company from seven to eight. In addition, the Board of Directors appointed George J. Goldsmith and Richard A. Moran as Class II directors to hold office until the 2004 annual meeting of the stockholders. In June 2003, the Board of Directors appointed Richard Moran to the Compensation Committee and George Goldsmith to the Governance and Nominating Committee. On December 16, 2003, the Board of Directors approved a resolution to reduce the size of the Board to seven directors of which one director is a Class I director. In connection with his recent appointment as Chairman of the Board and Chief Executive Officer of Motorola, Inc., Mr. Zander will be leaving the Board of Directors in 2004.

One Class I director is to be elected at the Annual Meeting for a three-year term ending at the annual meeting of stockholders in 2006. The Board has nominated Robert P. Wayman for election as a Class I director. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for Mr. Wayman. In the event that Mr. Wayman is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who shall be appointed by the present Board to fill the vacancy. The Company is not aware of any reason that Mr. Wayman will be unable or will decline to serve as a director. Under the Company’s Bylaws, stockholders may nominate other individuals for election as directors only if the proposed nomination is set forth in a written notice to the Company’s Secretary that complies with certain requirements described below under the caption “Other Matters.”

Required Vote

The nominee for director receiving the highest number of affirmative votes of the shares of the Company’s Common Stock voted at the Annual Meeting shall be elected as the Class I director. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum but will have no other effect. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the election of the director.

The Board of Directors recommends that the stockholders vote “FOR” the election of Robert P. Wayman as the Class I director of the Company.

Certain information regarding the members of the Board of Directors as of December 18, 2003 is set forth below:

Name of Director or Nominee	Age	Current Term Expires
John E. Little	46	2005
George J. Goldsmith	48	2004
J. David Martin	48	2005
Richard A. Moran	53	2004
Arthur C. Patterson	59	2003
Jennifer Taylor	55	2005
Robert P. Wayman	58	2003
Edward J. Zander	56	2004

John E. Little.    Mr. Little founded Portal in March 1985 based on his vision of an integrated business infrastructure for the emerging global networks. He has been Chief Executive Officer and a Director since its inception. In addition, Mr. Little served as President from inception to March 1996 and has served as President from November 1996 to February 2002. Prior to founding Portal, Mr. Little was an independent consultant for a number of companies including Knight-Ridder Inc., AT&T Corp., Raytheon Company, Dow Jones News Retrieval, a subsidiary of Dow Jones & Company, Inc., Victor Company of Japan (“JVC”) and Sun Microsystems, Inc.

George J. Goldsmith.    Mr. Goldsmith has served as a Director of Portal since March 2003. Since July, 2002, he has served as the Chief Executive Officer of Tapestry Networks, a company that creates and manages leader-

to-leader programs, transforming traditional conferences, councils and advisory boards into dynamic engines for the creation of shared value. From March 2000 to April 2001, Mr. Goldsmith served as the Chief Executive Officer of TomorrowLab, a provider of multi-client professional services, which was a division of McKinsey & Company, a management consulting firm. He served as a Senior Advisor to McKinsey & Company, from October 1998 to March 2000. Mr. Goldsmith is also the founder of, and from January 1996 to February 2000, served as Chief Executive Officer for, TomorrowLab, Inc., a web strategy firm that worked with global organizations to create customer communities and knowledge portals. Prior to that, he was an executive at Lotus Development Corporation. Mr. Goldsmith also currently serves as a director for the Young Presidents’ Organization, or YPO, International Board, a non-profit organization of over 8,500 young business executives in 75 countries that provides networking and education opportunities to its members, since July 2001.

J. David Martin.    Mr. Martin has served as a Director of Portal since November 2002. Since September 2001, he has served as the Chief Executive Officer of the YPO. Mr. Martin has served as a Director of YPO’s International Board since July of 1998 including serving as Chairman of the International Board from July of 2001 to June of 2002. From October 1995 through September 2000, he served as the Chief Executive Officer and Director of Burnham Pacific Properties, a real estate investment trust listed on the New York Stock Exchange. Mr. Martin founded TMG Partners, a real estate development company, in February 1984 and served as its Chairman and Chief Executive Officer until October 1995. Since that time he has continued to serve as its Chairman of the Board.

Richard A. Moran.    Mr. Moran has been a Director of Portal since March 2003. Since June 2002, he has served as a private consultant to various companies. Mr. Moran served as a Partner at Accenture LLP, a leading provider of professional consulting services, from April 1996 to June 2002, where he worked with clients in the media and entertainment, communications and technology industries. Prior to this position, Mr. Moran held management positions in several consulting firms.

Arthur C. Patterson.    Mr. Patterson has served as a Director of Portal since March 1996. He is a founder and General Partner of Accel Partners, a venture capital firm. Mr. Patterson invests in enterprise software and services companies. He also serves as a director of Actuate Software Corporation, an enterprise reporting software company as well as several private companies.

Jennifer Taylor.    Ms. Taylor has served as a Director of Portal since September 2002. Since May 2002, she has served as an executive coach and business advisor to high technology companies. Ms. Taylor served as a Partner for Heidrick & Struggles, an executive search firm from January 2001 to May 2002. Prior to this position, she served as a consultant and business advisor to high technology companies, from April 2000 to January 2001, and from July 1989 through February 2000, Ms. Taylor served as a Partner for PricewaterhouseCoopers, LLP, a leading provider of professional consulting services.

Robert P. Wayman.    Mr. Wayman has served as a Director of Portal since September 2000. He has served as Executive Vice President, Finance and Administration and Chief Financial Officer of Hewlett-Packard Company since 1992. From 1987 to 1992, Mr. Wayman served as Senior Vice President, Finance and Administration and Chief Financial Officer of Hewlett-Packard Company. He also serves on the Board of Directors of CNF, Inc., a logistics and transportation company, and Sybase, Inc., an enterprise client/server software company. Mr. Wayman is also a director of the Private Sector Council and a director of the Cultural Initiative Silicon Valley.

Edward J. Zander.    Mr. Zander has served as a Director of Portal since August 1997. Since September, 2003, he has served as Managing Director for Silver Lake Partners, a leading private equity investment partnership focused exclusively on technology and related growth industries. In July 2002, he retired from Sun Microsystems where he had served as President since April 1999 and as Chief Operating Officer since January 1998. From February 1995 until January 1998, Mr. Zander served as President of Sun Microsystems Computer Company, a subsidiary of Sun Microsystems, and from January 1991 to February 1995, he served as President of SunSoft, Inc., the software subsidiary of Sun Microsystems. From October 1987 to January 1991, Mr. Zander was Vice President of Marketing at Sun Microsystems. Mr. Zander also serves on the board of directors of MultiLink Technology Corporation, a provider of semiconductor-based products, Seagate Technology LLC, a leading provider of hard disc drives for enterprise, personal computer and consumer electronics applications and Netezza Corporation, a provider of the first purpose-built integrated business intelligence platform enabling terra-scale queries.

Corporate Governance

The Board of Directors has adopted a set of Corporate Governance Principles, and the Board’s Governance and Nominating Committee is responsible for overseeing these principles, reporting and making recommendations to the Board concerning corporate governance matters. The Corporate Governance Principles include, among other matters, the following:

•	The Board is composed of a majority of independent directors;

•	Non-management directors are encouraged to limit the number of other boards on which they serve;

•	The Governance and Nominating Committee is responsible to report annually to the Board an assessment of the Board’s performance;

•	The Governance and Nominating Committee will formally review each director’s continuation on the Board from time to time, but no less frequently than every three years;

•	Committee membership will be reviewed by the Governance and Nominating Committee at least annually, and members will be subject to periodic rotation;

•	At least once annually, the non-management directors will evaluate the Chief Executive Officer’s performance;

•	The non-management directors of the Board will meet in executive session at least two times each year.

Board Meetings and Committees

The Board of Directors held 7 meetings during the fiscal year ended January 31, 2003. No incumbent director who was a director during the year ended January 31, 2003 attended fewer than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served.

The Board has four standing committees: the Audit Committee, the Governance and Nominating Committee, the Compensation Committee and the Stock Committee. Each of these committees has a written charter approved by the Board of Directors. The members of the committees as of December 18, 2003 are identified in the table below. Non-employee directors meet at least quarterly without the Chief Executive Officer being present.

Director	Audit Committee	Governance and Nominating Committee	Compensation Committee	Stock Committee
John E. Little (Chairman of the Board and Chief Executive Officer)		X		X
George J. Goldsmith		X
J. David Martin		X
Richard A. Moran			Chair
Arthur C. Patterson	X
Jennifer Taylor	X
Robert P. Wayman	Chair
Edward J. Zander			X

The Audit Committee currently consists of directors Arthur Patterson, Jennifer Taylor and Robert Wayman. The Audit Committee held 8 meetings during the last fiscal year. The Audit Committee engages the Company’s independent auditors and is responsible for approving the services performed by the Company’s independent auditors and for reviewing and evaluating the Company’s accounting principles, its system of internal accounting controls, the charter and projects undertaken by the Company’s internal audit function and the adequacy of the Company’s financial reports. In connection with these reviews, the Audit Committee meets with appropriate financial personnel of the Company and the organizations responsible for internal audit. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. Each member of the Audit Committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealer, Inc. and has the ability to read and understand fundamental financial statements. In addition, the Board of Directors has determined that Mr. Wayman is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The Governance and Nominating Committee (formerly known as the Board Affairs Committee) currently consists of directors George Goldsmith, John Little and David Martin. The committee was formed in June 2002. The Governance and Nominating Committee held 2 meetings during the last fiscal year. The principal functions of the Governance and Nominating Committee are to establish and review matters relating to: the responsibilities, conduct, performance, compensation, composition and operation of the Board and the directors; committee assignments; the recruitment and nomination of directors; and consideration of nominees proposed by stockholders who have submitted such nomination to the Company in accordance with the procedure set forth in the Bylaws and described in this Proxy Statement in the section entitled “Other Matters”. The Governance and Nominating Committee charter also provides for regular performance reviews of the Board.

The Compensation Committee currently consists of directors Edward Zander and Richard Moran. The Compensation Committee held 6 meetings and acted by unanimous written consent on 5 occasions during the last fiscal year. The principal functions of the Compensation Committee are to review and approve the Company’s executive compensation policies and programs and to administer the Company’s Stock Option and Employee Stock Purchase Plans. Each of the members of this committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealer, Inc.

The Stock Committee, currently consisting of John Little, is authorized to make grants of stock options within authorized limits to employees who are not executive officers of the Company. The Stock Committee acted by unanimous written consent on 14 occasions and held no meetings during the last fiscal year.

Director Compensation

In fiscal year 2003 non-employee directors received no cash fees in connection with their service on the Board of Directors and its committees, except that non-employee directors were reimbursed by Portal for actual travel and hotel expenses incurred in attending meetings of the Board or Committees of the Board or meetings with Portal personnel.

Newly elected or appointed non-employee directors are eligible to receive discretionary stock option grants under our 1999 Stock Incentive Plan (the “1999 Plan”) in connection with their initial election or appointment to the Board. Accordingly, at the time of their appointment to the Board, Ms. Taylor, Mr. Martin, Mr. Goldsmith and Mr. Moran each received (after reflecting the one-for-five reverse stock split effected on September 26, 2003) a stock option for 16,000 shares with an exercise price per share of $3.30, $5.30, $3.65, and $3.65, respectively. Each such option has a maximum term of 10 years, subject to earlier termination upon the optionee’s cessation of Board service, and will vest in 48 successive equal monthly installments upon the optionee’s completion of each of his or her first 48 months of Board service. Each option will, however, immediately vest and become exercisable for all the option shares upon certain changes in control or ownership of Portal.

On the date of each Annual Stockholders Meeting, each of the continuing non-employee Board members who has served in such capacity for at least 6 months will receive an option grant, pursuant to the Automatic Option Grant Program in effect under the 1999 Plan, for 2,400 shares with an exercise price per share equal to the fair market value per share of the common stock on the grant date. Each option will have a maximum term of ten (10) years measured from the grant date, subject to the earlier termination upon the optionee’s cessation of Board service. The option will be immediately exercisable for all the option shares as fully-vested shares. Pursuant to such Automatic Option Grant Program, Messrs. Patterson, Wayman and Zander were each granted an option to purchase 2,400 shares of common stock with an exercise price of $4.20 per share on January 30, 2003, the date of the 2002 Annual Meeting.

The 1999 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. At this time, we do not anticipate paying any annual retainer fee or other cash compensation to any non-employee members of the Board of Directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending January 30, 2004 and recommends that the stockholders ratify such selection. Ernst & Young LLP (or its predecessor) has audited the Company’s annual financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Company has been informed by Ernst & Young LLP that neither the firm nor any of its members has any direct financial interest or material indirect financial interest in the Company. Total fees billed by Ernst & Young LLP for audit and other professional services were $985,300 for the year ended January 31, 2003. The components of the total fees were as follows:

Audit Fees:    For the year ended January 31, 2003, the aggregate fees billed by Ernst & Young LLP for professional services rendered for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K, and (ii) the reviews of the Company’s interim financial statements included in the Quarterly Reports on Form 10-Q were $739,900.

Financial Information Systems Design and Implementation Fees:    There were no services rendered by Ernst & Young LLP relating to financial information systems design and implementation during fiscal year 2003.

All Other Fees:    For the year ended January 31, 2003, the aggregate fees billed by Ernst & Young LLP for other professional services, other than the audit fees described above, were $245,400, of which $86,100 was related to audit-related services and $159,300 was related to non-audit services. Audit-related services generally include fees for accounting consultations, Securities and Exchange Commission (“SEC”) registration statements, and statutorily required audits in certain locations outside the U.S. where the Company has operations. Non-audit services generally include tax compliance and tax consulting services.

The Audit Committee has determined that the other professional services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Required Vote

The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions will have the effect of a vote “against” this proposal, and broker non-votes will have no effect on the outcome of the vote. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

The Audit Committee of the Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending January 30, 2004.

EXECUTIVE COMPENSATION

Summary Compensation

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended January 31, 2003, 2002 and 2001 by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 2003 fiscal year was in excess of $100,000. Such individuals will be hereafter referred to as the named executive officers. No other executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 2003 fiscal year has resigned or terminated employment during that fiscal year. The number of shares underlying options in the table below and the exercise prices per share in the footnotes below have been adjusted to reflect a one-for-five reverse stock split that was effected on September 26, 2003.

							Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position in Fiscal Year 2002	Fiscal Year	Salary ($) (1)	Bonus ($) (2)		Other Annual Compensation		Number of Shares Underlying Options (3)
John E. Little	2003	$260,000	$0		—		272,000	(4)
Chairman of the Board	2002	$260,000	$0		—		0
and Chief Executive	2001	$260,000	$791,533		—		16,000
Officer

Glenn R. Wienkoop	2003	$299,520	$0		—		487,000	(5)
President and Chief	2002	—	—		—		—
Operating Officer	2001	—	—		—		—

Howard A. Bain III	2003	$250,385	$0		—		260,000	(6)
Senior Vice President,	2002	$114,615	$37,500	(7)	—		80,000
Chief Financial Officer	2001	—	—		—		—

David S. Labuda	2003	$229,762	$0		—		532,600	(8)
Chief Technology Officer	2002	$217,462	$0		—		0
	2001	$220,000	$289,904		—		8,400

Michael A Vescuso	2003	$250,096	$0		$52,942	(9)	210,000	(10)
Senior Vice President,	2002	$116,875	$0		—		50,000
Human Resources	2001	—	—		—		—

(1)	Salary includes amounts earned in the year indicated but deferred pursuant to Portal’s 401(k) savings plan.

(2)	Bonuses for each year include amounts earned for such year, even if paid in a subsequent year, and exclude bonuses paid during such year that were earned in a prior year.

(3)	Applicable rules of the SEC require that options which are granted and repriced in the same fiscal year must be treated as two separate option grants: the first grant covering the number of shares subject to the option at the time of grant and the second grant covering the number of shares subject to the option at the time of the repricing. In addition, options granted in the 2003 fiscal year in replacement for options for a greater number of shares cancelled in the 2002 fiscal year as part of the July 2001 option exchange program must be also be reported as a 2003 fiscal year option grant. Further all share numbers have been adjusted to reflect a one-for-five reverse stock split that was effected on September 26, 2003.

(4)	Includes options for 72,000 shares that were granted on February 7, 2002 pursuant to the July 2001 option exchange program in replacement for cancelled options covering 96,000 shares.

(5)	400,000 of the shares are attributable to an option for 200,000 shares granted in the 2003 fiscal year and subsequently repriced to $3.45 per share on November 7, 2002 in connection with the November 2002 repricing program.

(6)	120,000 of the shares are attributable to an option for 60,000 shares granted in the 2003 fiscal year and subsequently repriced to $3.45 per share on November 7, 2002 in connection with the November 2002 repricing program. An additional 80,000 of the shares are attributable to an option granted in an earlier fiscal year but subsequently repriced to $3.45 per share on November 7, 2002 in connection with the November 2002 repricing program.

(7)	Represents a sign-on bonus.

(8)	72,600 of the shares are attributable to (i) an option for 36,300 shares granted on February 7, 2002 pursuant to the July 2001 option exchange program in replacement for cancelled options covering 48,400 shares and (ii) the repricing of that 36,300-share option to $3.45 per share on November 7, 2002 in connection with the Novemeber 2002 repricing program. An additional 400,000 of the shares are attributable to an option for 200,000 shares granted in the 2003 fiscal year but subsequently repriced to $3.45 per share on November 7, 2002 in connection with the November 2002 repricing program.

(9)	Represents the taxable portion of the $56,189 relocation allowance provided to Mr. Vescuso pursuant to his employment agreement as of January 31, 2003.

(10)	120,000 of the shares are attributable to an option for 60,000 shares granted in the 2003 fiscal year and subsequently repriced to $3.45 per share on November 7, 2002 in connection with the November 2002 repricing program. An additional 50,000 of the shares are attributable to an option granted in an earlier fiscal year but subsequently repriced to $3.45 per share on November 7, 2002 in connection with the November 2002 repricing program.

Stock Option Grants in Last Fiscal Year

The following table contains information concerning the grant of stock options in the 2003 fiscal year to the named executive officers and the potential realizable value of such stock options at assumed annual rates of stock appreciation over the terms of such stock options. No stock appreciation rights were granted to the named executive officers during the 2003 fiscal year. The number of shares underlying options and the exercise price per share in the table below have been adjusted to reflect a one-for-five reverse stock split that was effected on September 26, 2003.

Individual Grants
Name	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in FY 2003	Exercise Price Per Share (5)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2) 5% 10%
John E. Little	200,000	(1)	2.09%	$9.65	04/07/2012	$1,213,767	$3,075,923
	72,000	(3)	0.75%	$9.45	02/06/2012	$427,900	$1,084,382

Glenn R. Wienkoop	87,000	(1)	0.91%	$2.10	07/29/2012	$114,899	$291,177
	200,000	(1)	2.09%	$8.55	02/25/2012	$1,075,038	$2,724,142
	200,000	(4)	2.09%	$3.45	02/25/2012	$396,272	$984,394

Howard A. Bain III	60,000	(1)	0.63%	$2.10	07/29/2012	$79,241	$200,812
	60,000	(1)	0.63%	$8.55	02/25/2012	$322,623	$817,590
	60,000	(4)	0.63%	$3.45	02/25/2012	$118,925	$295,450
	80,000	(4)	0.83%	$3.45	08/05/2011	$146,877	$359,180

David S. Labuda	60,000	(1)	0.63%	$2.10	07/29/2012	$79,241	$200,812
	200,000	(1)	2.09%	$9.65	04/07/2012	$1,213,767	$3,075,923
	36,300	(3)	0.38%	$9.45	02/06/2012	$215,733	$546,709
	36,300	(4)	0.38%	$3.45	02/06/2012	$71,450	$177,243
	200,000	(4)	2.09%	$3.45	04/07/2012	$402,534	$1,003,301

Michael A. Vescuso	40,000	(1)	0.43%	$2.10	07/29/2012	$52,827	$133,874
	60,000	(1)	0.63%	$8.55	02/25/2012	$322,623	$817,590
	60,000	(4)	0.63%	$3.45	02/25/2012	$118,925	$287,450
	50,000	(4)	0.52%	$3.45	08/12/2011	$92,046	$225,214

(1)	The grant dates for the options were February 26, 2002, April 8, 2002 and July 30, 2002. Each option has an exercise price equal to the fair market value on the grant date and will become exercisable in 48 successive equal monthly installments upon the optionee’s completion of each month of service over the 48-month period measured from the grant date. The options have a 10-year term measured from such grant date, subject to earlier termination following the optionee’s cessation of employment. In the event of an acquisition of Portal by merger or sale of all or substantially all of the assets of Portal, the options, to the extent outstanding at that time but not fully exercisable will accelerate and become exercisable for all the option shares as fully-vested shares unless the successor corporation agrees to assume the options or substitute equivalent options therefor. In addition, the options shall become immediately exercisable in the event that the optionee’s employment is involuntarily terminated without cause within 12 months following a change in control of Portal in which those options are assumed or otherwise continued in effect.

(2)	The 5% and 10% rates of appreciation are specified by the rules of the SEC and do not represent our estimates or projections of future common stock prices.

(3)	Represents shares subject to new options granted on February 7, 2002, pursuant to the July 2001 option exchange program, in exchange for cancelled options that covered one-third more shares. The new options vest in accordance with the same installment vesting schedule in effect for the exchanged options, but the number of shares subject to vesting on each applicable vesting date will be equal to 75% of the number of shares which would have vested on that date under the exchanged options.

(4)	Represents shares subject to options granted in the 2003 fiscal year or prior fiscal years that were repriced to $3.45 per share, the market value of our stock, on November 7, 2002 in connection with the November 2002 repricing program.

(5)	The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or, to the extent allowable under applicable law or Portal’s company policy, through a cashless exercise procedure involving the same-day sale of the purchased shares.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information with respect to the named executive officers concerning the exercise of options during the last fiscal year and the number and value of unexercised options held as of the end of the last fiscal year. No stock appreciation rights were exercised by the named executive officers during the last fiscal year, and no stock appreciation rights were held by them at the end of that year. The number of shares underlying unexercised options in the table below has been adjusted to reflect a one-for-five reverse stock split that was effected on September 26, 2003.

			Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
Name	Shares Acquired on Exercise	Aggregate Value Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
John E. Little	—	$0.00	79,498	192,501	$0.00	$0.00
Glenn R. Wienkoop	—	$0.00	10,875	276,125	$23,925	$337,475
Howard A. Bain III	—	$0.00	49,582	150,417	$52,270	$198,730
David S. Labuda	—	$0.00	73,705	222,595	$72,774	$260,081
Michael A. Vescuso	—	$0.00	36,458	113,541	$37,740	$143,760

(1)	Market value of underlying securities on the date of exercise, minus the exercise price.

(2)	Market value of underlying securities on January 31, 2003 ($4.30 per post-split share), minus the exercise price of in-the-money options.

Option Repricings

All share numbers and exercise prices per share set forth in this section reflect the one-for-five reverse stock split effected on September 26, 2003.

July 2001 Option Exchange Program.    In July 2001, the Compensation Committee of the Board authorized the implementation of an option exchange program to address the substantial loss in value of the outstanding stock options held by the Company’s employees and the increasing inability of those options to serve as a meaningful incentive for optionees to remain in the Company’s employ. Under the program, each employee who held outstanding stock options to purchase shares of the Company’s common stock with an exercise price per share of $25.00 per share or more was given the opportunity to exchange that option for a new option to be granted under the Company’s 1999 Stock Incentive Plan (with respect to exchanged options originally granted under the 1999 Stock Incentive Plan or 1995 Stock Option/Stock Incentive Plan) or under our 2000 Supplemental Stock Option Plan (with respect to exchanged options originally granted under the 2000 Supplemental Stock Option Plan) for 75% of the number of shares subject to the exchanged option. The new option was to be granted at least six months and one day after the completion of the option exchange program. On August 5, 2001, the Company accepted for exchange and cancellation options to purchase an aggregate of 998,838 shares of the Company’s common stock representing 25% of the options eligible to be tendered under the option exchange program.

On February 7, 2002, in connection with the July 2001 option exchange program, the Company granted new options to purchase an aggregate of 749,128 shares of the Company’s common stock to employees who tendered eligible options in the program. The exercise price per share for each of the new options was $9.45 per share, the last reported Nasdaq trading price of the Company’s common stock on the grant date. Each option issued in exchange for a cancelled option will continue to vest and become exercisable for the option shares in accordance with the same vesting schedule in effect for the cancelled option. Accordingly, each new option was immediately vested and exercisable upon grant for 75% of the number of shares that would have been vested and exercisable under the cancelled option at that time and will become exercisable for the balance of the shares on the same vesting installment dates as were in effect for the cancelled option. However, the number of shares covered by each such installment will be 75% of the number of shares, which would have been subject to that installment under the cancelled option.

The table below provides certain information concerning all of the Company’s executive officers who received options grants on February 7, 2002 in connection with the July 2001 option exchange program and the options that were cancelled on August 5, 2001 pursuant to that program. The non-employee members of the Board were not eligible to participate in the July 2001 option exchange program. Except for the July 2001 option exchange program which resulted in the February 7, 2002 option grants and the November 2002 repricing program described below, the Company has not implemented any other option repricing or option cancellation/regrant programs. The number of securities underlying options canceled, the market price of stock at time of cancellation, the original exercise price at time of cancellation and the new exercise price information in the table below has been adjusted to reflect a one-for-five reverse stock split that was effected on September 26, 2003.

Name and Principal Position in Fiscal Year 2003	Date of Cancellation (C)	Number of Securities Underlying Options Canceled	Market Price of Stock at Time of Cancellation (C1)	Original Exercise Price at Time of Cancellation	New Exercise Price (C2)	Length of Original Option Term Remaining at Date of Cancellation
						(in months)
John E. Little	08/05/2001	80,000	$14.10	$135.00	$9.45	98
Chairman of the Board and Chief Executive Officer	08/05/2001	16,000	$14.10	$194.05	$9.45	104

David S. Labuda	08/05/2001	40,000	$14.10	$135.00	$9.45	98
Chief Technology Officer	08/05/2001	8,400	$14.10	$194.05	$9.45	104

Michael E. Regan (5)	08/05/2001	8,400	$14.10	$194.05	$9.45	104
Senior Vice President,
Professional Services

Steven R. Sommer (6)	08/05/2001	8,400	$14.10	$194.05	$9.45	104
Senior Vice President,
Marketing & Business
Development

Mitchell L. Gaynor	08/05/2001	4,000	$14.10	$194.05	$9.45	104
Vice President, General Counsel & Secretary	08/05/2001	8,000	$14.10	$14.10	$9.45	120

(C)	The date the option was cancelled pursuant to the July 2001 option exchange program.

(C1)	The market price per share of the Company’s common stock on August 5, 2001, the date options submitted for exchange under the July 2001 option exchange program were cancelled.

(C2)	The exercise price per share of the options granted on February 7, 2002 in replacement for the options cancelled under the July 2001 option exchange program.

(5)	Mr. Regan’s employment with the Company ended in October 2002.

(6)	Mr. Sommer’s employment with the Company ended in May 2002.

November 2002 Option Repricing.    On November 7, 2002 the Compensation Committee of the Board decided to reprice all outstanding options held by current employees (defined as current employees who had not resigned or been given notice of termination on or before November 7, 2002), other than the Chief Executive Officer, that had an exercise price in excess of the closing Nasdaq price on that date. Accordingly, on that date, options covering an aggregate of 4,082,156 shares of our common stock with a weighted average exercise price per share of $14.95 per share were repriced to an exercise price of $3.45 per share, the closing Nasdaq selling price per share of our common stock on the date of such repricing. Except for such reduction to the exercise price, all the terms and conditions, including the vesting schedule, governing each option immediately prior to the repricing continue in full force and effect. The options so repriced include options for 899,300 shares of our common stock held by our executive officers with a weighted average exercise price per share of $12.50 per share prior to the repricing.

The table below provides certain information concerning all of the Company’s executive officers who participated in the November 2002 repricing and the options that were repriced pursuant to that program. The non-employee members of the Board and the Chief Executive Officer were not eligible to participate in the November 2002 repricing program. The number of securities underlying options repriced, the market price of stock at time of repricing, the original exercise price at time of repricing and the new exercise price information in the table below has been adjusted to reflect a one-for-five reverse stock split that was effected on September 26, 2003.

Name and Principal Position in Fiscal Year 2003	Date of Reprice (R)	Number of Securities Underlying Options Repriced	Market Price of Stock at Time of Repricing (R1)	Original Exercise Price at Time of Repricing	New Exercise Price (R2)	Length of Original Option Term Remaining at Date of Repricing
						(in months)
Glenn R. Wienkoop	11/07/2002	200,000	$3.45	$8.55	$3.45	111
President and Chief Operating
Officer

Marc Aronson	11/07/2002	8,000	$3.45	$194.05	$3.45	89
Senior Vice President,	11/07/2002	35,000	$3.45	$14.10	$3.45	105
Engineering	11/07/2002	60,000	$3.45	$8.55	$3.45	111

Howard A. Bain III	11/07/2002	80,000	$3.45	$13.60	$3.45	105
Senior Vice President, Chief Financial Officer	11/07/2002	60,000	$3.45	$8.55	$3.45	111

Bhaskar M. Gorti	11/07/2002	27,000	$3.45	$5.30	$3.45	115
Senior Vice President,
Strategic Alliances & Business Development

David S. Labuda	11/07/2002	200,000	$3.45	$9.65	$3.45	113
Chief Technology Officer	11/07/2002	36,300	$3.45	$9.45	$3.45	111

Michael A. Vescuso	11/07/2002	50,000	$3.45	$10.15	$3.45	105
Senior Vice President, Human Resources	11/07/2002	60,000	$3.45	$8.55	$3.45	111

Mitchell L. Gaynor	11/07/2002	44,000	$3.45	$35.00	$3.45	78
Vice President, General	11/07/2002	9,000	$3.45	$9.45	$3.45	111
Counsel & Secretary	11/07/2002	30,000	$3.45	$8.55	$3.45	111

(R)	The date the option was repriced pursuant to the November 2002 option repricing program.

(R1)	The market price per share on November 7, 2002, the date the options were repriced pursuant to the November 2002 option repricing program.

(R2)	The exercise price per share of the options repriced on November 7, 2002 pursuant to the November 2002 option repricing program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

All share numbers and exercise prices per share set forth in this report reflect the one-for-five reverse stock split effected on September 26, 2003.

Compensation Committee Report.    The Compensation Committee of the Board consisted of 3 independent directors for the 2003 fiscal year. The Compensation Committee believes that the Company’s executive compensation programs should enable the Company to attract and retain highly skilled and talented individuals who can make a significant contribution to the Company’s financial success. The Company’s compensation programs are designed to motivate the senior management team to achieve or exceed key objectives by making a substantial portion of their individual compensation package directly dependent on the Company’s achievement of financial goals and by providing significant rewards for exceeding those goals. The Committee believes that strong financial performance, on a sustained basis, is the surest way for the Company to positively affect long-term stockholder return.

Compensation Program Considerations.    The Company takes the following factors into consideration in designing various executive compensation programs:

(a)	Compensation positioning and comparative framework.

In order to attract and retain the talent that it needs to meet corporate objectives, the Company’s executive compensation programs are designed to deliver overall cash compensation and employee benefits that are competitive with comparable technology companies if corporate objectives are achieved and, if objectives are exceeded, to deliver compensation that is in some cases above the median paid by comparable companies. Bonuses are tied closely to corporate performance, such that actual awards vary considerably according to overall Company performance.

The Committee reviewed market compensation information obtained through technology company surveys, customized surveys, and consulting arrangements to establish appropriate compensation levels for at-target, exceptional or below-target performance. In determining compensation for the 2003 fiscal year, the Committee used information obtained in one broad market survey covering publicly-held technology companies primarily, covering approximately 97 high technology companies. This compensation information is used to evaluate relative market position and to assist in designing programs that reward executives according to both their job function and their actual performance.

(b)	Mix of compensation.

The Company’s executive compensation program has three primary components. All three are intended to attract and retain outstanding executives and focus management on achieving or exceeding Company objectives.

(i)	Base Salary and Basic Benefits. The Committee believes that executive salaries and the basic employee benefit package must be sufficiently competitive to attract and retain key executives. Base pay and annual increases to base pay are determined primarily through an analysis of the individual’s salary and total target compensation relative to compensation for similar positions within the Company and at other companies and, to a lesser extent, through a subjective analysis of the individual’s contributions to the Company’s success. Base salaries for the executive officers are targeted to the 50th percentile for similar executive positions with the companies surveyed for comparative compensation purposes. Executive officers are eligible for participation in the standard health plans, 401(k) savings plan offered by the Company to its employees generally and employee stock option and stock purchase plans, except that Mr. Little and Mr. Labuda, are not currently eligible to participate in the Employee Stock Purchase Plan because of federal tax law restrictions governing such plan.

(ii)	Incentive Compenation. The Committee believes that one of the key differentiators of executive compensation should be the variable portion provided by short-term cash incentive plans. The Company’s executive bonus plans are designed such that if the Company performs significantly above its stated objectives, bonus awards may be significantly above the award target. If the Company performs below its stated objectives, awards may be significantly reduced, and may be eliminated altogether if performance is below defined thresholds. The Committee established a target incentive bonus amount for each executive for fiscal year 2003. This target amount was 200% of base salary for Mr. Little, 100% for Mr. Labuda, 80% for Mr. Wienkoop, 50% for Mr. Aronson, Mr. Bain, Mr. Gorti, Mr. Regan, and Mr. Vescuso, and 40% for Mr. Gaynor and Mr. England. The target fiscal year 2003 incentive bonuses (other than for Mr. Gaynor and Mr. England) were based 50% on the attainment of quarterly revenue targets and 50% on the attainment of quarterly pro-forma earnings per share targets. Mr. Gaynor’s and Mr. England’s target incentive bonuses for the first two quarters of fiscal year 2003 were based 40% on the quarterly revenue targets, 40% on the quarterly pro-forma earnings per share targets and 20% on achievement of individual objectives and for the last two quarters of fiscal year 2003 were based 50% on the quarterly revenue targets and 50% on the quarterly pro-forma earnings per share targets. Actual corporate performance was measured against these pre-established targets. Performance below a specified percentage of a target would result in no payment with respect to that incentive component. The minimum thresholds in fiscal year 2003 were 80% for each of the revenue and earnings per share targets. Performance at the minimum threshold for a target would result in payment of 50% of the target amount for that component. Performance over target would result in payment in excess of 100% of the target based on the percentage of overachievement for that applicable component. Because the Company did not achieve the performance goals for the 2003 fiscal year, Messrs. Little, Aronson, Bain, Gorti, Grejtak, Labuda, Vescuso, and Wienkoop did not receive any incentive bonuses. Mr. Gaynor and Mr. England each received a portion of their target incentive compensation based on the achievement of their individual objectives.

In addition, the Committee may approve discretionary executive awards proposed by the Chief Executive Officer or a member of the Compensation Committee. Such discretionary awards are based on a subjective evaluation of an executive officer’s contribution to the Company’s success and are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. None of the persons serving as executive officers in fiscal year 2003 received any discretionary bonus in fiscal year 2003.

(iii)	Long-term Incentives. These are provided through initial stock option grants at date of hire and additional stock option grants at periodic intervals over the executive officer’s continued employment with the Company. Executives may realize gain from their grants only if the market price of the underlying option shares increases over the exercise price. Stock options generally vest over a four-year period, and the Committee believes such option grants are instrumental in focusing executives on sustaining strong financial performance over a number of years. The initial option grant is designed to be competitive with those of comparable technology companies for the level of responsibility and position the executive holds, and to motivate the executive to make the kinds of decisions and implement strategies and programs that will contribute to an increase in the Company’s stock price over time. Periodic additional stock options within a competitive range for the level of responsibility and position are granted to reflect the executive’s ongoing contributions to the Company’s success, to create an incentive to remain with the Company, and to provide a long-term incentive to achieve or exceed the Company’s financial goals. Such options are generally granted once a year, and each of the executive officers was granted a new stock option during the 2003 fiscal year. In determining the amount of the new grant to each individual officer, the Committee considers the amount of options previously granted to that individual, the amount of his or her outstanding options, the vesting schedule of those outstanding options, the aggregate amount of the outstanding options and new awards, and the relative quantities of options offered by other companies for comparable positions. In addition, special additional stock options may be granted from time to time to executive officers in connection with promotions or changes in responsibilities. No such special option grants were made to the executive officers during the 2003 fiscal year.

(c)	Other compensation considerations.

In fiscal year 2003, no executive perquisites were included in the Company’s compensation programs for named executive officers.

Fiscal Year 2003 Compensation for the Chief Executive Officer.    The total compensation of the Chief Executive Officer was designed to compensate him at market levels when financial performance targets are significantly exceeded. During fiscal year 2003, the Committee determined to increase the portion of Mr. Little’s compensation that is based on achievement of financial objectives. The target incentive portion of Mr. Little’s compensation was accordingly increased to 200% of his base compensation and was dependent 50% on achievement of an annual revenue target and 50% on fourth quarter pro-forma earnings per share. Because the Company did not achieve the financial performance targets for the 2003 fiscal year, Mr. Little did not receive any incentive payments for that fiscal year.

During the 2003 fiscal year, Mr. Little was granted an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $9.65 per share, the closing selling price on the grant date. The grant was in addition to the option grant Mr. Little received pursuant to the July 2001 option exchange program. The additional option grant was made in recognition of Mr. Little’s personal performance and leadership role and was also intended to provide him with a substantial incentive to continue in the Company’s employ. For that reason, a forty-eight month vesting schedule, measured from the April 8, 2002 grant date, was imposed upon the grant. Accordingly, the grant will only have value to the extent Mr. Little continues in the Company’s employ over the vesting period, and then only if the shares of the Company’s common stock subject to the grant appreciate in value over the exercise price.

At several of the meetings, the Chief Executive Officer made recommendations to the Committee with respect to compensation for executive officers other than himself. Although present at the meetings, the Chief Executive Officer did not participate in the deliberations concerning his compensation and awards.

Option Repricing Programs.    In February 2002, the Company granted options to purchase an aggregate of 749,128 shares of the Company’s common stock to employees who tendered eligible options under the option exchange program implemented in July 2001. Under that program employees were granted new options for 75% of the number of shares subject to the options they submitted for cancellation in August 2001. The exercise price per share for each of the new options was $9.45 per share, the last reported selling price of the Company’s common stock on that date. The new options vested in accordance with the same installment vesting schedule in effect for the exchanged options, but the number of shares subject to vesting on each applicable vesting date was equal to 75% of the number of shares which would have vested on that date under the exchanged options.

The Committee approved the option exchange program because it believed the Company’s ability to retain key employees would be significantly impaired, unless replacement options were granted to those employees with an exercise price equal to the fair market value of the common stock at the time of grant. However, in order to assure that the option exchange program would serve its primary purposes of assuring the continued service of key employees and helping to create shareholder value, the Committee imposed several limitations. First, no participant would be eligible to receive a replacement option for his or her cancelled option unless that individual continued in the Company’s employ until the grant date of the replacement option. No such replacement grant was to be made within six months and a day after the cancellation of the option submitted for exchange. As a result, each participant in the program had to remain in the Company’s employ until the end of that period in order to receive the replacement option. Secondly, each participant was required to reduce his or her total option holdings, because the replacement grant would cover only 75% of the shares subject to the cancelled option. In addition, each replacement option would vest in accordance with the same vesting schedule as was in effect for the cancelled option it replaces. As a result, the optionee will only have the opportunity to acquire all the shares subject to the replacement option if he or she remains in the Company’s employ through the end of that vesting period.

The Committee believed that the deferred grant date for the replacement options, the reduced number of shares subject to those option and the continuation of the existing vesting schedules for such options were essential elements in structuring an option exchange program which would achieve an appropriate balance between the interests of the Company’s employees and those of the stockholders. However, due to the continued decline in the market price of the Company’s common stock, the Committee decided on November 7, 2002 that it was in the Company’s interest to adjust the exercise price of outstanding stock options held by the Company’s employees, including the options granted in February 2002 as part of the option exchange program, so that those options would continue to provide a meaningful incentive for the optionees to remain in the Company’s emply. Accordingly, on November 7, 2002, all outstanding options held by current employees (defined as current employees who had not resigned or been given notice of termination on or before November 7, 2002), other than the Chief Executive Officer, that had an exercise price in excess of the closing Nasdaq selling price on that date were repriced to an exercise price of $3.45 per share, the closing Nasdaq selling price per share of the Company’s common stock on that date. Options covering an aggregate of 4,082,156 shares of the Company’s common stock with a weighted average exercise price per share of $14.95 per share were so repriced, including options for 899,300 shares held by the Company’s executive officers with a weighted average exercise price per share of $12.50 per share prior to the repricing. Except for such reduction to the exercise price, all the terms and conditions, including the vesting schedule, governing each option immediately prior to the repricing continue in full force and effect. The repricing program will result in variable price accounting for each repriced option so that all appreciation in the value of the shares of the Company’s common stock subject to that option which occurs between the date of the repricing and the date that option is exercised, cancelled or forfeited will be charged as a direct compensation expense against the Company’s earnings for financial reporting purposes. Despite this unfavorable accounting treatment, the Committee felt that the option repricing was necessary in order to assure stability in the employee population and advance the objective of employee retention by restoring value to the stock options held by the employees essential to the Company’s financial success. As indicated above, stock options are a critical component of the compensation package provided to key employees of the Company and play a substantial role in the Company’s ability to retain the services of those individuals. Accordingly, the Committee felt that unless those options were perceived to have value, the Company’s ability to retain critical and essential employees in a competitive environment would be significantly impaired.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers, to the extent such compensation is not deemed to be performance-based pursuant to certain milestones established under a stockholder-approved plan. The cash based compensation paid to the Company’s executive officers under the Company’s incentive bonus plan for fiscal year 2003 did not exceed the $1 million limit per officer, and the Committee does not expect the total cash compensation to be paid to any of the Company’s executive officers for the 2004 fiscal year to exceed that dollar limit. Although the bonuses payable under the Company’s incentive plans are tied primarily to the achievement of performance objectives, the compensation paid under those plans remains subject to the $1 million limitation, because none of the plans have previously been submitted to stockholder approval. The Committee has decided not to submit the fiscal year 2004 incentive bonus plans to stockholder approval at the 2003 Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers so as to assure the deductibility of the payments under Section 162(m). In addition, certain options granted to the executive officers under the Company’s 1999 Stock Incentive Plan in connection with the July 2001 option exchange program and certain options held by those officers under the 1999 Stock Incentive Plan which were repriced as part of the November 2002 option repricing program will no longer qualify as performance-based compensation. Furthermore, all options granted under the 1999 Stock Incentive Plan after January 30, 2003 will also fail to qualify as such performance-based compensation for Section 162(m) purposes. As a result, any compensation deductions attributable to those stock options will be subject to the $1 million limitation per covered executive officer. The Committee believes that in establishing the incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may determine it appropriate under certain circumstances to authorize a total compensation package (consisting of both cash and equity) with a potential value in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code in order to provide the requisite incentives to attract and retain the executive officers essential to the Company’s financial success.

Report Submitted by:

Arthur C. Patterson (through June 2003) Lewis O. Wilks (through January 2003) Richard A. Moran (since June 2003) Edward J. Zander

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Messrs. Moran and Zander. No interlocking relationship exists between our Board of Directors or compensation committee and the Board of Directors or compensation committee of any other company.

Change in Control Agreements and Employment Contracts

We have entered into a change in control agreement with each of the following executive officers: Messrs. Aronson, Bain, Gaynor, Grejtak, Gorti, Labuda, Little, Vescuso and Wienkoop. Each agreement provides for severance payments to each officer totaling three times that officer’s annual base salary and target bonus compensation and for accelerated vesting of all of such officer’s then unvested options in the event that the officer is terminated without cause (or resigns in connection with a material reduction in responsibilities or compensation) within 12 months following a change in control of Portal. In addition, the Compensation Committee as plan administrator of the 1999 Stock Incentive Plan has the authority to grant options and to structure repurchase rights under that plan so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of Portal, whether by merger, asset sale, successful tender offer for more than fifty percent of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership, with this vesting to occur either at the time of this change in control or upon the subsequent involuntary termination of the individual’s service within a designated period, not to exceed 18 months, following a change in control.

Pursuant to his employment agreement with the Company, Mr. Vescuso was eligible for a relocation allowance in the amount of $100,000, which was to be available for draw down through the completion date of his relocation to our headquarters in Cupertino, California. To the extent he drew down upon this allowance, the funds were issued in the form of an interest-free loan payable in one lump sum upon his termination of employment with Portal at any time prior to August 13, 2003. However, 50% of the loan was forgiven once Mr. Vescuso had completed one year of employment with Portal, and the remaining 50% was forgiven upon his completion of two years of employment with Portal in August 2003. To the extent the draw down on this allowance was less than $100,000, the remaining amount was to be paid to him as a sign-on bonus upon the completion date of his relocation. As of June 2003, Mr. Vescuso had used $68,451 of this relocation allowance. The remaining amount of the relocation allowance was $13,310 after taxes and such amount was paid out to Mr. Vescuso as a sign-on bonus. Mr. Vescuso’s employment agreement also provided for a temporary apartment in California and $1,000 per month for temporary living expenses for a one-year period beginning with his hire date or until he relocates to the Portal’s headquarters. Mr. Vescuso received a total of $5,610 for temporary living expenses during the 2003 fiscal year and received no further amounts for temporary living expenses from the Company after June 2002. In connection with Mr. Vescuso’s departure from Portal, the Company entered into an agreement under which he will receive total severance benefits equal to $67,333.86 (which represents 3 months’ base salary plus 3 months of COBRA costs of $1,194.62 per month) in three equal monthly installments (subject to the deduction of $2,698 in accrued interest related to the May 2002 loan to Mr. Vescuso and less any applicable taxes).

Pursuant to the terms of Mr. Wienkoop’s employment agreement, if he is involuntarily terminated by us (except in the event of death, disability or for cause), he will receive a severance payment equal to one year’s base salary plus target bonus compensation. Additionally, Mr. Wienkoop’s employment agreement provides for reimbursement to him for all reasonable and customary relocation expenses.

In connection with our former Senior Vice President, Marketing, Mr. Steven R. Sommer’s departure from Portal, we extended from three months to twenty-four months the period following the termination of his employment in which he would be able to exercise the vested portion of his stock options that had an exercise price above the fair market value of the option shares on the date of his termination. In connection with our former Senior Vice President, Professional Services, Mr. Michael E. Regan’s departure from Portal, the Company entered into an agreement under which he will receive total severance benefits equal to $374,313, less any applicable taxes. On November 18, 2002, Mr. Regan was paid $175,000 in severance benefits and a personal time off payout in an amount equal to $24,313. On February 14, 2003, Mr. Regan was paid $175,000, the remaining portion of his agreed upon severance benefits. In addition, we agreed to pay COBRA benefits for Mr. Regan equaling $15,822 for one year following the termination of his employment, and we also extended from three months to twelve months the period following the termination of his employment in which he would be able to exercise the vested portion of his stock options that had an exercise price above the fair market value of the option shares on the date of his termination.

Certain Relationships and Related Transactions

On May 22, 2002, the Company loaned Mr. Vescuso the sum of $60,000 to be used for such purposes as he deemed appropriate. The loan is evidenced by a promissory note in the principal amount of $60,000 and bears interest at the rate of 3.5% per year. The note was to become due and payable to Portal on May 1, 2005, subject to certain acceleration events, including his termination of employment. However, the note provided that the principal balance would be accelerated and become immediately due and payable from time to time to the extent of 2/3 of any bonus or incentive compensation paid to Mr. Vescuso (net of any withholding and other deductions) during the term of the note. Mr. Vescuso’s employment with the Company terminated on September 12, 2003, thereby accelerating the repayment of the note. The principal amount of the note was repaid to the Company in full in September 2003. The accrued interest on the note in the amount of $2,698 will be deducted from the severance payments to be made to Mr. Vescuso pursuant to an agreement between Mr. Vescuso and the Company.

AUDIT COMMITTEE REPORT

Our Audit Committee is comprised of 3 directors and operates under a written charter adopted by the Audit Committee on March 17, 2000 and approved by the Board of Directors. The Audit Committee is responsible for the Company’s financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to supervise and monitor these processes. In addition, the Audit Committee appoints the Company’s independent auditors.

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditor, the overall scope and plan for their independent audit for the fiscal year ended January 31, 2003. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with Ernst & Young LLP other matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended by SAS 90 Audit Committee Communications.

Ernst & Young LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young LLP the firm’s independence. In addition, the Audit Committee considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with Ernst & Young LLP’s independence.

Based on the Audit Committee’s discussion with management and Ernst & Young LLP and the Audit Committee’s review of the representations of Management and the report of Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003. The foregoing report is provided by the following independent directors who constitute the Audit Committee:

Robert P. Wayman (Chairman)
Arthur C. Patterson
Jennifer Taylor (since December 2002)

The information contained in the Compensation Committee Report, the Audit Committee Report, Audit Committee Charter, and references to the “audit committee financial expert” and to the independence of the Audit Committee members and the Stock Performance Graph shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporated that information by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

STOCK PERFORMANCE GRAPH

The following graph and table compare the cumulative total return on a $100 investment in the Company with the cumulative total return on a $100 investment (assuming reinvestment of dividends, if any) in the NASDAQ Stock Market (U.S.) and the Research Data Group (RDG) Software Composite Index for the period commencing on May 6, 1999 (the effective date of the registration statement for Portal’s initial public offering) and on April 30, 1999, in the S&P Information Technology Index, through January 31, 2003:

COMPARISON OF 45 MONTH CUMULATIVE TOTAL RETURN*
AMONG PORTAL SOFTWARE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE S&P INFORMATION TECHNOLOGY INDEX
AND THE RDG SOFTWARE COMPOSITE INDEX

*	$100 Invested on 5/6/99 in stock, Nasdaq and RDG Software Composite or on 4/30/99 in S&P index — including reinvestment of dividends. Fiscal year ending January 31.

The prices set forth in the table below are historical prices that have not been adjusted to reflect the one-for-five reverse stock split that was effected on September 26, 2003.

	5/6/99	1/31/2000	1/31/2001	1/31/2002	1/31/2003
Portal	$100	$265.54	$69.56	$11.77	$4.60
NASDAQ Stock Market (U.S.)	$100	$154.41	$108.20	$75.99	52.36
S&P Information Technology	$100	$145.43	$109.78	$69.96	$42.46
RDG Software Composite Index	$100	$167.61	$123.79	$90.84	$61.41

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals that are intended to be presented by such stockholders at the Company’s Annual Meeting of Stockholders to be held in the 2005 fiscal year must be received by the Company at our offices at 10200 S. De Anza Boulevard, Cupertino, California 95014 no later than August 26, 2004 and must satisfy the conditions established by the SEC in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, the proxy solicited by the Board of Directors for the Annual Meeting to be held in the 2005 fiscal year will confer discretionary authority to vote for or against any stockholder proposal presented at that meeting, unless the Company receives notice of that proposal not later than November 9, 2004.

OTHER MATTERS

The Board of Directors does not know of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the appointees named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

Under the Company’s bylaws, in order for a matter (including nominations for election of directors) to be deemed properly brought before the Annual Meeting by a stockholder, notice must be delivered to, or mailed and received by, the Secretary of the Company, not less than 120 days prior to the Annual Meeting. The stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf of the proposal is made and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. A stockholder nomination for election to the Board of Directors must contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee:

(i)	the name, age, residence, address, and business address of each proposed nominee and of each such person;

(ii)	the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person;

(iii)	the amount of stock of the corporation owned beneficially, either directly or indirectly, by each proposed nominee and each such person; and

(iv)	a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which the corporation will or may be a party.

The presiding officer of the meeting may refuse to acknowledge any matter or nomination not made in compliance with the foregoing procedure.

ANNUAL REPORT ON FORM 10-K

The Company filed an Annual Report on Form 10-K with the SEC on May 1, 2003 (“Annual Report”). A copy of the Annual Report of the Company for the 2003 fiscal year has been mailed (or, if applicable, provided electronically) concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may obtain a copy of this report, without charge, from the investor relations section of our web site at www.portal.com or by writing to the General Counsel and Secretary of the Company at 10200 South De Anza Boulevard, Cupertino, California 95014.

The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN
THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED
ENVELOPE.

THE BOARD OF DIRECTORS

Dated: December 24, 2003

FORM OF PROXY

PORTAL SOFTWARE, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of PORTAL SOFTWARE, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated as of December 24, 2003, and hereby appoints John E. Little, Howard A. Bain III and Mitchell L. Gaynor, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PORTAL SOFTWARE, INC. to be held on Wednesday, January 28, 2004 at 10:00 a.m. local time, at The Hilton Garden Inn Cupertino, 10741 North Wolfe Road, Cupertino, CA 95014, and at any adjournment or adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/    SEE REVERSE    /
/   SIDE     /

THE BOARD OF DIRECTORS
RECOMMENDS VOTING

FOR PROPOSAL 1
FOR PROPOSAL 2

/X/	Please mark votes as in this example

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTOR AND FOR THE APPROVAL OF PROPOSAL 2, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.	Election of one Class I Director.

Nominees: Robert P. Wayman

FOR	WITHHELD
[ ]	[ ]

MARK HERE FOR	[	]
ADDRESS CHANGE
AND NOTE BELOW

For	Against	Abstain
[ ]	[ ]	[ ]
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent accountants for the Company for fiscal year 2004.

3.	In their discretion, the proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment or adjournments thereof.

(This proxy should be marked, dated, signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:_______________ Date: ______________ Signature:_______________Date: ______________